Exhibit 2.2

Execution Version

DATED August 6, 2015

DARWIN HOLDINGS LIMITED,

CAPRICORN CAPITAL B.V.,

LEO CAPITAL B.V.,

AQUARIUS INVESTMENTS B.V.

AND

OCI N.V.

SHAREHOLDERS’ AGREEMENT

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

This Agreement (this “Agreement”) is made on August 6, 2015

BY AND AMONG:

(1)                   Darwin Holdings Limited, a private company limited by shares incorporated under the laws of England and Wales (registered number 9713230) whose registered office is at c/o SASMF (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, United Kingdom (the “Company”);

(2)                   OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of The Netherlands (registered number 56821166) whose registered office is at Honthorststraat 19, 1071 DC Amsterdam, The Netherlands (“Oxford”);

(3)                   Capricorn Capital B.V., a private limited liability company incorporated under the laws of The Netherlands (registered number 56929870) whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands (“Capricorn”);

(4)                   Leo Capital B.V., a private limited liability company incorporated under the laws of The Netherlands (registered number 56929315) whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands (“Leo”); and

(5)                   Aquarius Investments B.V., a private limited liability company incorporated under the laws of The Netherlands (registered number 56929102) whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands (“Aquarius” and, together with Leo and Capricorn, the “S Shareholders” and, together with Oxford, the “Shareholders”).

WHEREAS:

(A)                               CF Industries Holdings, Inc., a Delaware corporation (“Cambridge”), the Company, Beagle Merger Company, LLC, a Delaware limited liability company and wholly-owned, direct or indirect, subsidiary of the Company (“MergerCo”) and Oxford entered into a Combination Agreement, dated August 6, 2015 (the “Combination Agreement”), pursuant to which, among other things: (i) Oxford will contribute to the Company certain equity ownership interests in certain Persons owned, directly or indirectly, by Oxford, in exchange for consideration consisting, in part, of Ordinary Shares (as defined below) to be issued by the Company to Oxford, (ii) a portion of the Ordinary Shares issued by the Company to Oxford will be distributed by Oxford to its shareholders (the “Distribution”) and (iii) MergerCo will merge with and into Cambridge, with Cambridge becoming a wholly-owned, direct or indirect, subsidiary of the Company whereby the shares of Cambridge common stock will be converted into the right to receive a certain ratio of Ordinary Shares upon the terms and conditions set forth in the Combination Agreement;

(B)                               the Company and the Shareholders desire to establish in this Agreement certain terms and conditions concerning the Ordinary Shares to be owned directly or indirectly by the Shareholders as of and after the Closing and related provisions concerning the

Shareholders’ relationship with and investment in the Company as of and after the Closing.

IT IS AGREED as follows:

1.                                      Interpretation

In this Agreement:

1.1                               Definitions

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under Common Control with, such Person, provided that neither the Shareholders, nor any of their Subsidiaries shall be deemed to be an Affiliate of the Company or vice versa, and provided, further, that solely for purposes of this Agreement, any settlor of a Family Trust shall be deemed to be an Affiliate of such Family Trust;

“Articles” mean the articles of association of the Company, as amended from time to time in accordance with the provisions of this Agreement;

“Associate” means, with respect to any Person, (i) any Person of which such Person is an officer, partner or equivalent or is, directly or indirectly, the beneficial owner of ten per cent. (10%) or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any Family Member or spouse of such Person;

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (as in effect on the date of this Agreement and (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise. The terms “Beneficial Owner”, “Beneficial Ownership” and “Beneficially Owned” shall have a correlative meaning;

“Board” means, as of any date, the board of directors of the Company on such date;

“Business Day” means a day which is not a Saturday or Sunday or a bank or public holiday in New York, New York, The Netherlands or the United Kingdom;

“Capricorn” has the meaning given to such term in the preamble to this Agreement and, in the event that Shareholder Shares of Capricorn are Transferred to any Permitted Transferees in accordance with Clause 4.1(c)(iv), shall include such Permitted Transferees;

“CDDA” means the Company Directors Disqualification Act 1986;

“Closing” has the meaning given to such term in the Combination Agreement;

“Combination Agreement” has the meaning given to such term in the recitals to this Agreement;

“Companies Act” means the Companies Act 2006;

“Competitor” means any Person set forth on Schedule A;

“Control” (including, with correlative meanings, “Controlled by” and “under Common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities, by contract or otherwise;

“Director” means any member of the Board;

“Directed Offering” means any so-called “registered direct” sale, block trade or other similar offering or Transfer made pursuant to an effective registration statement filed under the Securities Act, but in which the Voting Securities Transferred are not directly or indirectly widely distributed, and the Shareholder making such Transfer has knowledge of the identity of each transferee;

“Distribution” has the meaning given to such term in the recitals to this Agreement;

“Effective Time” has the meaning given to such term in the Combination Agreement;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Family Member” with respect to any individual, means such individual’s mother, father, sisters, brothers and children;

“Family Trust” means a trust for the benefit of one or more S Family Members;

“Firewater One Shareholder Agreement” has the meaning given to such term in the Combination Agreement;

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act and Rule 13d-5(b) thereunder;

“Losses” means all losses, damages, costs, expenses, liabilities, interest, deficiencies, settlements, awards, judgments, fines, assessments, penalties, offsets, expenses, diminutions in value, legal proceedings or other charges of any kind, including reasonable attorneys’ fees, costs of investigation and costs of enforcing any right to indemnification hereunder or pursuing any insurance providers;

“Nominating Committee” has the meaning given to such term in Clause 3.3(b);

“NYSE” means New York Stock Exchange LLC;

“Ordinary Shares” means the ordinary shares of the Company;

“Organisational Documents” means, with respect to any Person:

(a)                                 if a company or a corporation, the memorandum and articles of association, articles or certificate of incorporation and the bylaws;

(b)                                 if a general partnership or limited liability partnership, the partnership agreement and any statement of partnership;

(c)                                  if a limited partnership, the limited partnership agreement and the certificate of limited partnership;

(d)                                 if a limited liability company, the certificate of formation and limited liability company agreement;

(e)                                  if another type of Person, any charter or similar document adopted or filed in connection with the creation, formation or organisation of the Person; and

(f)                                   any similar document, amendment or supplement to any of the foregoing;

“Other Shares” means shares of any class of share capital of the Company (other than Ordinary Shares) that are entitled to vote on the appointment or removal of Directors;

“Ownership Limit” means, at any time of determination, twenty point five per cent. (20.5%) of the Voting Securities outstanding at such time, computed without regard to any Oxford Shares;

“Ownership Threshold” means, at any time of determination, five per cent. (5%) of the Voting Securities outstanding at such time;

“Oxford” has the meaning given to such term in the preamble to this Agreement and, in the event that Shareholder Shares of Oxford are Transferred to any Permitted Transferees in accordance with Clause 4.1(c)(iv), shall include such Permitted Transferees;

“Oxford Shares” means the Ordinary Shares acquired by Oxford (i) pursuant to the Combination Agreement and not included in the Distribution and (ii) pursuant to the Firewater One Shareholder Agreement, if any;

“Permitted Transferee” means the Company or any direct or indirect wholly-owned Subsidiary or Controlled Affiliate of any Shareholder, and in the case of Oxford, any shareholder of Oxford who receives Voting Securities pursuant to a pro rata distribution by Oxford after the Effective Time, and in the case of an S Shareholder, (i) an S Family Member, (ii) a Family Trust, or (iii) any direct or indirect wholly-owned Subsidiary or Controlled Affiliate of the foregoing;

“Person” means any individual, private or public company, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organisation, governmental entity or other entity of any kind or nature;

“Proceedings” has the meaning given to such term in Clause 10.2;

“Registration Rights Agreements” has the meaning set forth in the Combination Agreement;

“Representatives” means, with respect to any designated Person, such designated Person’s Affiliates and the respective directors, officers, employees, accountants, counsel, consultants and other agents and advisers of such designated Person and its Affiliates;

“S Family Member” means any of Onsi Naguib Sawiris, his children and remoter issue or the spouses of any of them;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Shareholder Affiliated Persons” has the meaning given to such term in Clause 5;

“Shareholder Designee” has the meaning given to such term in Clause 3.3(a);

“Shareholder Shares” means Voting Securities Beneficially Owned by the S Shareholders or by Oxford, as the case may be;

“S Shareholders” has the meaning given to such term in the preamble to this Agreement and, in the event that Shareholder Shares of any S Shareholders are Transferred to any Permitted Transferees in accordance with Clause 4.1(c)(iv), shall include such Permitted Transferees;

“Shareholders” has the meaning given to such term in the preamble to this Agreement and, in the event that Shareholder Shares of any Shareholders are Transferred to any Permitted Transferees in accordance with Clause 4.1(c)(iv), shall include such Permitted Transferees, and in the event that Shareholder Shares of any Shareholders are Transferred in accordance with Clause 4.1(c)(v)(A), shall include such transferees;

“Standstill Period” has the meaning given to such term in Clause 3.1;

“Subsidiary” has the meaning set forth in the Combination Agreement;

“Transfer” means any voluntary or involuntary sale, transfer, assignment, pledge, hypothecation, charge, mortgage, license, gift, creation of a security interest in or lien on, grant of any right or option, creation of any convertible, exchangeable or derivative security with respect to, placement in trust (voting or otherwise), encumbrance or other disposition of any kind to any Person, including those by way of hedging or derivative transactions, in each case, directly or indirectly, including by means of a disposition of any equity interests in an S Shareholder or in a Person that directly or indirectly holds any equity interests in an S Shareholder, by operation of law or otherwise, provided, however, that a “Transfer” shall not include any direct or indirect transfer of the equity securities or Control of Oxford. Notwithstanding the foregoing, any direct or indirect mortgage, pledge, hypothecation, encumbrance or any other similar disposition of the nature of a security interest, lien or charge contemplated by the first sentence of this definition, by a Shareholder of any Ordinary Shares, or with respect to any such Ordinary Shares, shall not be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein. The term “Transferred” shall have a correlative meaning; and

“Voting Securities” means the Ordinary Shares together with any Other Shares.

1.2                               Interpretation Act 1978

The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.3                               Subordinate legislation

References to a statutory provision include any subordinate legislation made from time to time under that provision.

1.4                               Modification etc. of statutes

References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated.

1.5                               Clauses, Schedules etc.

References to this Agreement include the Schedules to it and this Agreement as from time to time amended and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement, unless the context otherwise require.

1.6                               Headings

Headings shall be ignored in construing this Agreement.

1.7                               Parties

Any reference in this Agreement to a “party” or “parties” shall be a reference to a party or parties to this Agreement.

1.8                               Effectiveness of this Agreement

This Agreement, other than this Clause 1, Clause 2, Clause 6 and Clauses 8 to 10 (which will come into force immediately), will take effect at and as of the Effective Time. Notwithstanding anything to the contrary herein, in the event the Combination Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement shall terminate immediately and be null and void.

1.9                               General interpretation

(a)                                 The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 Wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.

(c)                                  A reference to a Person (including a party to this Agreement) includes a reference to that Person’s legal personal representatives and permitted successors and assigns.

(d)                                 A reference to a document is a reference to that document as may be supplemented, amended or modified from time to time.

(e)                                  Any reference to an English or U.S. legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England and Wales or the United States, as the case may be, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English or U.S. legal term, as the case may be.

(f)                                   If, and as often as, there is any change in the outstanding Voting Securities by reason of stock dividends, stock splits, reverse stock splits or subdivisions, distributions, spin-offs, split-ups, mergers, reclassifications, reorganisations, recapitalisations, combinations or exchanges of shares and the like, appropriate adjustment shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the rights and obligations set forth herein that continue to be applicable on the date of such change.

1.10                        Actions at the Effective Time

Upon completion of the Distribution, the S Shareholders shall update Schedule B to reflect all Voting Securities Beneficially Owned by the S Shareholders at such time.

2.                                      Warranties

2.1                               Warranties of the Company

The Company warrants to the Shareholders as of the date hereof that:

(a)                                 it is a private limited company incorporated under the laws of England and Wales;

(b)                                 it has all requisite power and authority and has taken all action necessary in order to execute this Agreement and to perform its obligations hereunder. The execution by the Company of this Agreement and the performance of its obligations hereunder have been duly authorised by all necessary action of the Company, including the approval of the Board. This Agreement has been duly executed by the Company and, assuming the due authorisation and execution of this Agreement by the Shareholders, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws affecting the enforcement of creditors’ rights generally and, as to enforceability, by general equitable principles; and

(c)                                  the execution of this Agreement by the Company and the performance of its obligations hereunder will not constitute or result in:

(i)                                     a breach or violation of, or a default under, the Organisational Documents of the Company;

(ii)                                  a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an encumbrance on any of the assets of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company; or

(iii)                               conflict with, breach or violate any law applicable to the Company or by which its properties are bound or affected,

except, in the case of sub-clauses (ii) and (iii) above, for any breach, violation, termination, default, creation, acceleration or conflict that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement.

2.2                               Warranties of the Shareholders

Each Shareholder warrants, severally, and not jointly, to the Company as of the date hereof that:

(a)                                 it is a private limited company incorporated under the laws of its jurisdiction of incorporation or formation;

(b)                                 it has all requisite power and authority and has taken all action necessary in order to execute this Agreement and to perform its obligations hereunder. The execution by such Shareholder of this Agreement and the performance of each of their obligations hereunder has been duly authorised by all necessary action of such Shareholder or, including the approval of its board of directors. This Agreement has been duly executed by such Shareholder and, assuming the due authorisation and execution of this Agreement by the Company, constitutes the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws affecting the enforcement of creditors’ rights generally and, as to enforceability, by general equitable principles;

(c)                                  the execution of this Agreement by it and the performance of each of its obligations hereunder will not constitute or result in:

(i)                                     a breach or violation of, or a default under, its Organisational Documents;

(ii)                                  a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an encumbrance on any of its assets (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon it; or

(iii)                               conflict with, breach or violate any law applicable to it or by which its properties are bound or affected,

except, in the case of sub-clauses (ii) and (iii) above, for any breach, violation, termination, default, creation, acceleration or conflict that would not, individually or in the aggregate, reasonably be expected to materially impair its ability to perform its obligations under this Agreement;

(d)                                 immediately prior to the execution hereof and at the Effective Time, other than pursuant to the terms of, or as contemplated by, the Combination Agreement, neither it nor any of its Affiliates Beneficially Owns any shares of common stock of Cambridge, and

(e)                                  (i) except as otherwise disclosed to Cambridge prior to the execution hereof, all shares of Oxford Beneficially Owned by the S Shareholders or any of their Affiliates are owned of record directly by the S Shareholders or any of their Affiliates in the amounts set forth on Schedule B and (ii) upon completion of the Distribution, (A) except as otherwise disclosed to Cambridge prior to the execution hereof or set forth on Schedule B, all Voting Securities Beneficially Owned by the S Shareholders or any of their Affiliates (other than Oxford) will be owned of record directly by the Shareholders, and (B) such Beneficial Ownership shall not exceed the Ownership Limit.

3.                                      Standstill; Board representation; meetings; voting; share ownership related information

3.1                               Standstill restrictions

From and after the Effective Time until the one (1) year anniversary of the date on which the S Shareholders, in the aggregate, cease to Beneficially Own Voting Securities representing at least the Ownership Threshold (the “Standstill Period”), each Shareholder agrees that, without the prior written consent of the Board, such Shareholder shall not, and shall cause each of its and their Affiliates and, shall use reasonable endeavours to cause, its and their Representatives acting on their behalf not to, directly or indirectly, alone or acting together with any other Person, except as otherwise (A) expressly set forth in this Clause 3.1 or (B) provided in the Combination Agreement and/or the Firewater One Shareholder Agreement:

(a)                                 acquire, offer to acquire or agree to acquire Beneficial Ownership of any Voting Securities that would result in (a) the Shareholders together with the Shareholders’ Affiliates Beneficially Owning Voting Securities in excess of the Ownership Limit or (b) Oxford Beneficially Owning Voting Securities in excess of the amount of Oxford Shares Beneficially Owned by it immediately following the Distribution, as such amount may be reduced from time to time as a result of any Transfers by Oxford of Oxford Shares;

(b)                                 acquire, offer to acquire or agree to acquire the Company or any assets of the Company or any of its Subsidiaries that are material to the operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole (it being understood that this sub-clause (b) shall not apply to any transaction in the ordinary course of business between the Company and its Affiliates and Oxford and its Affiliates);

(c)                                  induce or attempt to induce any third party to propose or offer to acquire Beneficial Ownership of Voting Securities (other than Shareholder Shares as and to the extent permitted in accordance with Clause 4);

(d)                                 initiate or make a proposal for any scheme of arrangement, merger, tender, takeover or exchange offer, business combination, reorganisation, restructuring, recapitalisation or other extraordinary transaction with respect to the Company and any of its Subsidiaries;

(e)                                  seek the nomination, appointment or removal of any Directors or seek a change in the composition or size of the Board (other than (i) with respect to the nomination, appointment or removal of its Shareholder Designees, if any, in the case of the S Shareholders, or (ii) to vote in accordance with Clause 3.5);

(f)                                   make or cause to be made any press release or similar public announcement or public communication relating to the way it intends to, or does, vote its Shareholder Shares at any meeting of the shareholders of the Company or in connection with any action by written resolution at or in which Voting Securities are entitled to vote (other than as required by law);

(g)                                  deposit any Shareholder Shares into a voting trust or subject any Shareholder Shares to any proxy, arrangement or agreement with respect to the voting of such Shareholder Shares or other agreement having a similar effect (other than (i) to vote in accordance with Clause 3.5, or (ii) an arrangement or agreement solely by and between the Shareholders;

(h)                                 initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal or solicit proxies or consents, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act, as in effect on the date of this Agreement, whether or not such Regulation is applicable to the Company) with respect to any Voting Securities (other than to vote in accordance with Clause 3.5);

(i)                                     initiate or make a proposal for any matter to be voted on by the Company’s shareholders, or call or request a call for any meeting of the Company’s shareholders;

(j)                                    form, join or in any way participate in a Group with respect to any Voting Securities (other than a Group comprising some or all of the Shareholders);

(k)                                 make any public communication or disclosure or enter into any agreement or arrangement inconsistent with the foregoing (other than as required by law);

(l)                                     assist, advise, induce or attempt to induce (or provide any confidential information of the Company or any of its Subsidiaries for the purpose of assisting, advising, inducing or attempting to induce) any third party with respect to, or take any affirmative action to do, any of the foregoing; or

(m)                             request the Company to amend, waive or terminate any of the provisions of this Clause 3.

3.2                               In the event that, as a result of repurchases of outstanding Voting Securities by the Company or otherwise, the Shareholders at any time Beneficially Own together with their Affiliates in the aggregate Voting Securities in excess of the Ownership Limit, the S Shareholders shall, within 90 days following the filing with the SEC of the Quarterly Report of the Company on Form 10-Q that forms the basis for the determination that the Ownership Limit has been exceeded, sell a sufficient number of Voting Securities in a manner otherwise permitted by the terms of this Agreement such that upon completion of such Transfers, the Voting Securities Beneficially Owned by the Shareholders would no longer exceed the Ownership Limit; provided that if the Ownership Limit is exceeded as a result of such repurchases during the first six months after the Closing, the time period permitted to complete such disposal shall be 120 days rather than 90 days; and provided, further, that sale of such Voting Securities may be delayed beyond such 90 or 120 day period in an amount and to the extent necessary to (i) (A) allow such sales to be effected pursuant to Rule 144 or another available exemption from the registration requirements of the Securities Act and any applicable state securities laws, or (B) facilitate the sale of such Voting Securities under an effective Registration Statement (as defined in the Registration Rights Agreements) pursuant to the Registration Rights Agreements, and (ii) prevent any S Shareholder from being subject to short-swing profit recapture pursuant to Section 16(b) of the Exchange Act; and provided, further, any Beneficial Ownership of Voting Securities resulting from the Company’s exercise of its call option pursuant to the terms of the Firewater One Shareholder Agreement shall be disregarded in determining Beneficial Ownership of Voting Securities for purposes of this Clause 3.2.

3.3                               Board representation

(a)                                 For so long as the S Shareholders, in the aggregate, Beneficially Own Voting Securities representing at least ten per cent. (10%) of the Voting Securities outstanding at such time, Capricorn may, upon written notice to the Company, designate two (2) individuals as Directors (each, a “Shareholder Designee”) and the Company shall appoint such Shareholder Designees as Directors and take all necessary actions to maintain their appointment (subject to this Clause 3.3); provided, however, that such Shareholder Designee shall satisfy the requirements set forth in Clause 3.3(b); provided, further, that, at such time that the S Shareholders, in the aggregate, cease to Beneficially Own Voting Securities representing ten per cent. (10%) of the Voting Securities outstanding at such time but still, in the aggregate, Beneficially Own Voting Securities representing at least the Ownership Threshold, Capricorn shall use its best endeavours to promptly cause one (1) of its Shareholder Designees, if any, then appointed to the Board to resign, effective immediately, from the Board and from any committees or subcommittees thereof to which the Shareholder Designee is then appointed or on which he or she is then serving, and the right of Capricorn to appoint Shareholder Designees shall be permanently reduced from two (2) to one (1); provided, further, that, at such time that the S Shareholders, in the aggregate, cease to Beneficially Own Voting Securities representing at least the Ownership Threshold, Capricorn shall use its best endeavours to promptly cause each Shareholder Designee, if any, then appointed to the Board to resign, effective immediately, from the Board and from any committees or subcommittees thereof to which the Shareholder Designee is then appointed or on which he or she is then serving, and the right of Capricorn to designate Shareholder Designees shall permanently terminate. Capricorn hereby designates to serve on the Board as an initial Shareholder Designee, effective at the Closing, each of Gregory Heckman and Alan C. Heuberger, and the Company agrees, effective at the Closing, to promptly appoint Gregory Heckman and Alan C. Heuberger as Directors, and shall take all necessary actions to maintain their appointment (subject to this Clause 3.3). If for whatever reason, Gregory Heckman and/or Alan C. Heuberger are not able to assume their function as director upon Closing, Capricorn will be entitled to designate a replacement who meets the requirements of Clause 3.3(b). Upon the Closing, the Board shall consist of ten (10) Directors.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, from and after the Effective Time, any Shareholder Designee designated by the Shareholders pursuant to Clause 3.3(a) or 3.3(d):

(i)                                     shall not be an Affiliate or Associate of any Shareholder;

(ii)                                  except in the case of Gregory Heckman, shall qualify as an “independent director” under applicable provisions of the Exchange Act and under applicable NYSE rules and regulations, or the applicable rules and regulations of the principal securities exchange on which the Ordinary Shares are then listed;

(iii)                               would not, at the time of such designation, be required to disclose any information pursuant to Item 2(d) or (e) of Schedule 13D (as in effect at the date of this Agreement) if such Shareholder Designee were the “person filing” such Schedule 13D;

(iv)                              shall not, at the time of such designation, be prohibited or disqualified from serving as a director of a public company pursuant to any applicable rule or regulation of the SEC or NYSE or pursuant to applicable law, including the Companies Act and the CDDA;

(v)                                 shall not during the term of his or her service as a Director be a director, officer, employee or Affiliate or Associate of a Competitor; and

(vi)                              shall, in the good faith judgment of the Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”), satisfy the requirements set forth in the Company’s Organisational

Documents and Corporate Governance Guidelines (as in effect from time to time), in each case as are applicable to all non-executive Directors generally;

provided, however, that, for purposes of this Clause 3.3(b), the Company agrees that Messrs. Heckman and Heuberger (A) satisfy, on the date of this Agreement, the requirements set forth in sub-clauses (i)-(vi) of this Clause 3.3(b) (other than Gregory Heckman with respect to sub-clause (i) due to his service on the Oxford board until he resigns therefrom); and (B) shall, after the date of this Agreement, be deemed to satisfy the requirements set forth in sub-clause (vi) of this Clause 3.3(b) for so long as Messrs. Heckman and Heuberger meet the requirements set forth in sub-clauses (i)-(v) of this Clause 3.3(b). Each Shareholder Designee shall, upon appointment, to the Board, execute such agreements as are required to be executed by all non-executive Directors generally, including agreements relating to confidentiality and non-use of information, and shall otherwise abide by the provisions of all codes and policies of the Company that are in effect from time to time and applicable to all non-executive Directors generally.

(c)                                  The Company shall obtain customary director indemnity insurance on commercially reasonable terms, which insurance shall cover the Shareholder Designees.

(d)                                 The Shareholder has the exclusive right to fill vacancies created by reason of death, removal or resignation of any of its Shareholder Designees and the Company shall, subject to the Articles, use its best endeavours to promptly take all necessary actions to cause any such vacancies to be filled by replacement directors designated by the Shareholder that meet the requirement of Clause 3.3(b).

3.4                               Attendance at meetings

For so long as the S Shareholders, in the aggregate, Beneficially Own Voting Securities representing at least the Ownership Threshold, the Shareholders shall cause all Shareholder Shares then owned by the Shareholders to be present, in person or by proxy, at any meeting of the shareholders of the Company occurring.

3.5                               Voting

(a)                                 For so long as the S Shareholders, in the aggregate, Beneficially Own Voting Securities representing at least the Ownership Threshold, at each meeting of the shareholders of the Company (including any adjournments or postponements thereof) occurring, each S Shareholder shall vote (or abstain from voting) all Shareholder Shares then owned by such S Shareholder on any matter or proposal on which the shareholders are entitled to vote (including the nomination, appointment and removal of directors, but excluding any acquisition or merger that would reasonably be expected to result in dilution of the percentage of the outstanding Voting Securities Beneficially Owned by the S Shareholders (in which event no S Shareholder shall have any obligation to vote its Shareholder Shares in any manner hereunder)) in accordance with the recommendation of the Board.

(b)                                 For so long as Oxford Beneficially Owns the Oxford Shares, at each meeting of the shareholders of the Company (including any adjournments or postponements thereof) occurring, Oxford shall vote (or abstain from voting) all Oxford Shares then owned by Oxford on any matter or proposal on which the shareholders are entitled to vote (including the appointment and removal of directors), in the same proportion as the Voting Securities of the Company (excluding the Oxford Shares) are voted at such shareholders’ meeting.

3.6                               Share ownership related information

For so long as this Agreement is in effect, each Shareholder shall, upon request in writing by the Company, provide to the Company as soon as reasonably practicable and in any event within ten (10) Business Days, any information related to such Shareholder’s ownership or holding of Shareholder Shares, including any agreements or arrangements relating to such ownership or holding.

4.                                      Transfer restrictions

4.1                               Transfer restrictions

(a)                                 For so long as the S Shareholders, in the aggregate, Beneficially Own Voting Securities representing at least the Ownership Threshold, all Transfers by Shareholders of Shareholder Shares shall be subject to the restrictions set forth in Clause 4.1(b). No Transfer of Shareholder Shares by any Shareholder may be effected except in compliance with the restrictions set forth in this Clause 4 and with the requirements of the Securities Act and any other applicable securities laws. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the share register of the Company.

(b)                                 For so long as the S Shareholders, in the aggregate, Beneficially Own Voting Securities representing at least the Ownership Threshold, no Shareholder shall in connection with any Transfer of Shareholder Shares effected pursuant to a Directed Offering or a privately-negotiated transaction not subject to the registration requirements of the Securities Act, in each case, in which a Shareholder (or any of its Representatives) negotiates the terms of such Transfer directly with the third party purchasers, or their Representatives, of such Shareholder Shares, Transfer any Shareholder Shares to any Person or Group

(whether such Person or Group is purchasing Shareholder Shares for its or their own account(s) or as fiduciary on behalf of one or more accounts):

(i)                                     in a single Transfer or series of related Transfers by any Shareholder, Shareholder Shares representing more than 3 per cent. (3%) of the Voting Securities then outstanding to the extent that as a result of such Transfer or Transfers the Person or Group would Beneficially Own Voting Securities representing more than ten per cent. (10%) of the Voting Securities then outstanding (calculated on the basis of the aggregate number of Voting Securities outstanding, as contained in the then most recently-available filing by the Company with the SEC), and such Shareholder shall, to the extent reasonably practicable, request that each Person to which any such Shareholder Shares were Transferred provide reasonable confirmation thereof;

(ii)                                  that is a Person (or a publicly disclosed Affiliate of a Person) that has previously filed a Schedule 13D (or successor form) with the SEC pursuant to Section 13(d) of the Exchange Act with respect to Cambridge or the Company during the two (2) year period immediately preceding the date of such proposed Transfer;

(iii)                               that is any Person that (a) has directly or indirectly through its publicly disclosed Affiliates, within the two-year period immediately preceding such proposed Transfer, and in each case with respect to Holdco or Cambridge or any of their respective equity securities (i) publicly made, engaged in or been a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC) to vote any equity securities of Holdco or Cambridge, (ii) publicly called, or publicly sought to call, a meeting of shareholders of Holdco or Cambridge or publicly initiated any shareholder proposal for action by shareholders of Holdco or Cambridge, (iii) commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) to acquire the equity securities of Holdco or Cambridge or (iv) publicly disclosed any intention, plan, agreement or arrangement to do any of the foregoing or (b) is identified on the most-recently available “SharkWatch 50” list as of such date, or any publicly-disclosed Affiliate of such Person; or

(iv)                              that is a Competitor (or is known by such Shareholder to be an Affiliate or Associate of a Competitor).

(c)                                  Notwithstanding anything to the contrary set forth in this Clause 4, the Shareholders may, at any time, Transfer all or any portions of the Shareholder Shares:

(i)                                     in accordance with Rule 144 of the Securities Act;

(ii)                                  in an offering registered with the SEC under the Securities Act that is not a Directed Offering;

(iii)                               in response to a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement but including a tender or exchange offer effected by way of a scheme of arrangement pursuant to the Companies Act or any equivalent or analogous transaction) or by the Company, provided that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of no less than three quarters of the then-outstanding shares of Ordinary Shares and (B) as of the expiration of such offer (x) no shareholder rights plan or analogous “poison pill” of the Company is in effect or (y) the Board has affirmatively publicly recommended to the Company’s shareholders that such shareholders tender into such offer, and has not publicly withdrawn or changed such recommendation;

(iv)                              to any Permitted Transferee; provided that, prior to any such Transfer, such Permitted Transferee (if other than the Company) agrees in writing to acquire and hold such Transferred Shareholder Shares subject to and in accordance with, and otherwise to be bound by the terms of, this Agreement as if such Permitted Transferee were a Shareholder hereunder (but the original Shareholder shall not be released from liability for any breach hereof by such Permitted Transferee); provided, further, that if, at any time after such Transfer, such Permitted Transferee ceases to be an S Family Member or Family Trust or direct or indirect wholly-owned Subsidiary or Controlled Affiliate of such Shareholder, as applicable, such Shareholder shall cause, prior to the time the Permitted Transferee ceases to be an S Family Member or Family Trust or direct or indirect wholly-owned Subsidiary or Controlled Affiliate, as applicable, of the Shareholder, all Shareholder Shares held by such Permitted Transferee to be Transferred to a Person that is, at such time, a Permitted Transferee and that, prior to such Transfer, agrees in writing to acquire and hold such Transferred Shareholder Shares subject to and in accordance with this Agreement as if such Permitted Transferee were a Shareholder hereunder; and

(v)                                 with respect to the S Shareholders only, (A) to a charitable institution for philanthropic purposes, provided that, prior to any such Transfer, such transferee agrees in writing to acquire and hold such Transferred Shareholder Shares subject to and in accordance with, and otherwise to be bound by the terms of, this Agreement as if such transferee were a

Shareholder hereunder, or (B) pursuant to the terms of any trust or will of such S Shareholder or by the laws of intestate succession or (C) solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any options, warrants or other rights.

4.2                               Legends on Shareholder Shares

For so long as any restrictions set forth in Clause 4.1 remain in effect, each share certificate representing Shareholder Shares shall bear a legend that includes the following (and a comparable notation or other arrangement will be made with respect to any uncertificated Shareholder Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS (INCLUDING TRANSFER RESTRICTIONS) OF A SHAREHOLDERS’ AGREEMENT, DATED AUGUST 6, 2015, BETWEEN THE ISSUER AND THE SHAREHOLDERS PARTY THERETO, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.”

In connection with any Transfer made pursuant to Clause 4, other than a Transfer to a Permitted Transferee that becomes a party to this Agreement pursuant to Clause 4.1(c)(iv) or a Transfer to a transferee that becomes a party to this Agreement pursuant to Clause 4.1(c)(v)(A), or at the time that Transfers of Shares by any Shareholder or Shareholders are no longer subject to any restrictions under this Agreement pursuant to Clause 7 or otherwise, the Company shall remove, or cause to be removed, the legend set forth above from the certificate or certificates evidencing any Shares of any such Shareholder.

5.                                      Freedom to pursue opportunities

Notwithstanding anything in this Agreement to the contrary, the parties expressly acknowledge and agree that: (a) each Shareholder, its Affiliates and the Shareholder Designees (collectively, the “Shareholder Affiliated Persons”) has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries, and (b) in the event that a Shareholder Affiliated Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for each of the Company and such Shareholder Affiliated Person, shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and shall not be liable to the Company or its Affiliates or shareholders for breach of any duty (contractual or otherwise) by reason of the fact that such Shareholder Affiliated Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company, provided that any Shareholder Designee who is offered an investment or business opportunity solely in his or her capacity as a Director shall be obligated to communicate such opportunity to the Company, in which case none of the Shareholder Affiliated Persons shall be permitted to pursue such opportunity unless the Board determines not to do so.

6.                                      Indemnification and Reimbursement

To the fullest extent permitted by law and the Articles, the Company shall indemnify and reimburse each of the Shareholder Designees in the same manner and to the same extent as any other director of the Company from time to time.

7.                                      Termination

This Agreement shall terminate with immediate effect upon the earlier of (a) the date that is one (1) year after the first date on which the S Shareholders, in the aggregate, shall cease to Beneficially Own Voting Securities representing at least the Ownership Threshold; and (b) the date not less than the date five (5) years after the date hereof that the Company elects to terminate this Agreement by giving written notice to the Shareholders; provided that Clause 3.5(b) shall remain in full force and effect following such termination, and shall terminate upon the date that Oxford ceases to Beneficially Own any Oxford Shares; and provided further that this Clause 7 and Clauses 6, 8 and 9 shall remain in full force and effect following such termination. At any time from and after the Effective Time, Capricorn may terminate the provisions of Clause 3.3 by giving written notice to the Company. If any Shareholder Designee is serving on the Board at the time of any termination pursuant to this Clause 7, Capricorn shall use its best endeavours to promptly cause each such Shareholder Designee to resign, effective immediately, from the Board and from any committees or subcommittees thereof to which the Shareholder Designee is then appointed or on which he or she is then serving and any right of Capricorn to designate Shareholder Designees under the Articles or this Agreement shall terminate immediately.

8.                                      Notices

8.1                               Addresses

Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by first class mail addressed to that party at such address, or sent by facsimile transmission to a machine situated at such address and shall if:

(a)                                 personally delivered, be deemed to have been received at the time of delivery; or

(b)                                 sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) confirming that the facsimile has been transmitted to the addressee, provided that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6.00 p.m. on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 a.m. on the next following Business Day.

For the purposes of this Clause 6 the authorised address of each party shall be the address set out below or such other address (and details) as that party may notify to the others in writing from time to time in accordance with the requirements of this Clause 6:

To the Company:

CF Industries Holdings, Inc.

4 Parkway North, Suite 400

Deerfield, IL 60015-2590

Telephone: (847) 405-2400

Facsimile: (847) 405-2711

Email: Dbarnard@cfindustries.com

Attention: Douglas C. Barnard

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Telephone: (312) 407-0700

Facsimile: (312) 407-0411

Email: brian.duwe@skadden.com, richard.witzel@skadden.com

Attention: Brian W. Duwe, Richard C. Witzel, Jr.

To any of the Shareholders:

Intertrust Netherlands BV

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

Telephone: + 31 20 521 4777

Email: jurjen.hardeveld@intertrustgroup.com

Attention: Jurjen Hardeveld

With copies (which shall not constitute notice) to:

Withers LLP

16 Old Bailey

London EC4M 7EG

United Kingdom

Telephone: +44 (0)20 7597 6116

Email: Samantha.Morgan@withersworldwide.com

Attention: Samantha Morgan

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

Email: rdavis@cgsh.com, ptiger@cgsh.com

Attention: Robert P. Davis, Paul M. Tiger

To Oxford:

OCI N.V.

Honthorststraat 19

1071 DC Amsterdam

The Netherlands

Facsimile: +44 (0) 20 7439 4802

Email: Erika.Wakid@oci.nl

Attention: Erika Wakid

With copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

Email: rdavis@cgsh.com, ptiger@cgsh.com

Attention: Robert P. Davis, Paul M. Tiger

9.                                      General

9.1                               Whole agreement

This Agreement contains the whole agreement between the parties hereto relating to the subject matter hereof at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with herein.

9.2                               No inducement

Each party to this Agreement acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly provided for in this Agreement.

9.3                               Remedies

So far as permitted by law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in this Agreement shall be for breach of the terms of the this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

9.4                               Injunctive relief

Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the other parties shall, in addition to any other rights or remedies which they may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defence that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

9.5                               Legal advice

Each party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause 9.5, and agrees, having considered the terms of this Clause 9.5, and this Agreement as a whole, that the provisions of this Clause 9.5, are fair and reasonable.

9.6                               Survival of rights, duties and obligations

Termination of this Agreement for any cause shall not release a party from any liability which at the time of termination has already accrued to another party or which thereafter may accrue in respect of any act or omission prior to such termination.

9.7                               Conflict with the Articles

To the extent permitted by law, in the event of any ambiguity or discrepancy between the provisions of this Agreement and the Articles, it is intended that the provisions of this Agreement shall prevail and accordingly the Shareholders shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further if necessary procure any required amendment to the Articles.

9.8                               Several and not joint liability of Shareholders

Each party hereby agrees that the representations, warranties, covenants and agreements of the Shareholders under this Agreement are being made severally, and not jointly, by the Shareholders, and no Shareholder will be liable for any breach, default, liability or other obligation of any of the other Shareholders.

9.9                               No partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the parties nor constitute any party the agent of any other party for any purpose except as expressly provided in this Agreement.

9.10                        Shareholder actions

Any determination, consent or approval of, or notice or request delivered by, or any other action of, any S Shareholder shall be made by, and shall be valid and binding upon, all S Shareholders, if made by one or more S Shareholders Beneficially Owning a majority of the aggregate amount of the Shareholder Shares Beneficially Owned by the S Shareholders. The Company shall be entitled to demand from time to time and at any time, from the S Shareholders, evidence reasonably satisfactory to the Company of such majority approval before proceeding with the Company’s obligations under this Agreement.

9.11                        Release etc.

Any liability to any party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that party in its absolute discretion as regards any party under such liability without in any way prejudicing or affecting its rights against any other party under the same or a like liability, whether joint and several or otherwise.

9.12                        Amendments and waiver

No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Company, where enforcement of the amendment, modification, discharge or waiver is sought against the Company; or (ii) each Shareholder, where enforcement of the amendment, modification, discharge or waiver is sought against the Shareholders. Any waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by the Company or the Shareholders of a breach of or a default under any of the provisions of this Agreement or the failure to exercise or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

9.13                        Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as contemplated by Clause 4.1(c)(iv), none of the parties may directly or indirectly assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the other parties. Any purported direct or indirect assignment in violation of this Clause 9.13 shall be null and void ab initio.

9.14                        Further assurance

At any time after the date of this Agreement the parties shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of the relevant party execute such documents and do such acts and things as that party may reasonably require for the purpose of giving to that party the full benefit of all the provisions of this Agreement.

9.15                        Invalidity

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

9.16                        Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

9.17                        Costs

Each party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

9.18                        Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, provided, that any Shareholder Designee from time to time may enforce the terms of Clauses 5, 6 and 7 as if they were a party to this Agreement and the parties shall not amend Clauses 5, 6 and 7, where to do so would have an adverse effect on the rights of any Shareholder Designee, without the consent of all Shareholder Designees at the relevant time.

10.                               Governing law and submission to jurisdiction

10.1                        Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law, without regard to the conflict of laws thereof.

10.2                        Jurisdiction

Each party to this Agreement irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to hear and decide any suit, action or proceedings and/or to settle any dispute which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Dispute”) and the documents to be entered into pursuant to it and accordingly any Proceedings or Dispute arising out of or in connection with this Agreement shall be brought in such courts.

10.3                        Submission and waiver

All the parties irrevocably submit to the jurisdiction of the courts of England and Wales and waive any objection to Proceedings in any such court on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

10.4                        Agent for service of process

Without prejudice to any other permitted mode of service, each party to this Agreement agrees that service of any claim form, notice or other document (whether for the purpose of Proceedings begun in the courts of England and Wales or for any other purpose set out in this Agreement) shall be duly served on it if delivered personally or sent by registered post in the case of:

(a)                                 Capricorn, Leo or Aquarius, to Intertrust Netherlands BV, Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands (marked for the attention of Jurjen Hardeveld);

(b)                                 the Company, to CF Industries Holdings, Inc., 4 Parkway North, Suite 400, Deerfield, IL 60015-2590 (marked for the attention of Douglas C. Barnard); and

(c)                                  Oxford, to OCI N.V., Honthorststraat 19, 1071 DC Amsterdam, The Netherlands (marked for the attention of Erika Wakid).

Signed for and on behalf of Darwin Holdings Limited by:

/s/ Douglas C. Barnard
Name

Chairman
Title

[Signature Page to Holdco Shareholders’ Agreement]

Signed for and on behalf of OCI N.V. by:

/s/ Nassef Sawiris

Nassef Sawiris
Name

Chief Executive Officer
Title

[Signature Page to Holdco Shareholders’ Agreement]

Signed for and on behalf of Leo Capital B.V. by:

/s/ G.A.R. Warris	/s/ P. Oosthoek
Name

	G.A.R. Warris	P. Oosthoek
Title	Proxyholder	Proxy holder

[Signature Page to Holdco Shareholders’ Agreement]

Signed for and on behalf of Capricorn Capital B.V. by:

/s/ G.A.R. Warris		/s/ P. Oosthoek
Name

	G.A.R. Warris	P. Oosthoek
Title	Proxyholder	Proxy holder

[Signature Page to Holdco Shareholders’ Agreement]

Signed for and on behalf of Aquarius Investments B.V. by:

/s/ G.A.R. Warris		/s/ P. Oosthoek
Name

	G.A.R. Warris	P. Oosthoek
Title	Proxyholder	Proxy holder

[Signature Page to Holdco Shareholders’ Agreement]

Schedule A

The Mosaic Company

OJSC “Phosagro”

BASF SE

LyondellBasell Industries N.V.

Honeywell International Inc.

Fertilizantes Heringer S.A.

Grupo Fertipar LTDA

PJSC Uralkali

Glencore plc

Archer-Daniels-Midland Company

HELM AG

Ameropa AG

Keytrade AG

Marubeni Corporation

Saudi Arabian Fertilizer Company / Saudi Basic Industries Corporation

Yara International ASA

Potash Corporation of Saskatchewan Inc.

Qatar Fertiliser Company S.A.Q

PT Pupuk Indonesia (Persero)

Koch Industries, Inc.

OCI N.V.

Agrium Inc.

PETRONAS Chemicals Group Berhard

PetroChina Company Limited

Trammo Inc.

TogliattiAzot Corporation

Borealis AG

Sinofert Holdings Limited

Group DF Limited

EuroChem Group AG

China BlueChemical Ltd.

JSC Acron

Hubei Yihua Fertilizer Co., Ltd.

Indian Farmers Fertiliser Cooperative Limited

Methanol Holdings (Trinidad) Limited

Schedule B

S Shareholder Oxford Shares:
Capricorn Capital B.V.	59,375,376
Leo Capital B.V.	36,491,859
Aquarius Investments B.V.	11,522,425

Oxford Shares held by Affiliates of the S Shareholders:
Onsi Sawiris	51
Nassef Sawiris	68,000